Exhibit 10.2

ADTRAN, INC.

ADtran, inc. RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) sets forth the specified terms of ADTRAN, Inc.’s grant of the number of Restricted Stock Units (“RSU”) as it set forth in the Morgan Stanley StockPlan Connect (the “Portal”) to the applicable grantee named in the Portal (the “Participant”) pursuant to the ADTRAN, Inc. 2020 Employee Stock Incentive Plan (the “Plan”) as of the date of grant set forth in the Portal.  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

Vesting and Delivery of Common Stock:  Each RSU shall become vested and nonforfeitable according to the following schedule, measured from the date of grant:

Anniversary of the date of grant:	Vested percentage:
___-year anniversary	__%
___-year anniversary	__%
___-year anniversary	__%
___-year anniversary	__%

Under the above schedule, before the one-year anniversary, no part of the award is vested or nonforteitable.

One share of the Company’s Common Stock shall be issued to the Participant for every RSU that becomes vested pursuant to the schedule above.  The Company will issue shares of Common Stock to the Participant as soon as administratively practicable following the date the applicable portion of the RSUs have become vested; provided, however, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the 1933 Act and causing such registration statement to become effective) with respect to such shares of Common Stock before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action, to the maximum extent permitted by Section 409A of the Code.  The unvested portion of the RSUs shall be forfeited in the event the Participant incurs a Separation from Service for any reason.

Designation of Beneficiary:  The Participant hereby designates the following individual as the beneficiary of this Agreement:

Participant Name:__________________________________

Beneficiary Name:__________________________________

Address:__________________________________

__________________________________

Relationship:__________________________________

□ Check this box to apply the above beneficiary designation to all prior grants.

To complete this beneficiary designation, this agreement should be printed out, the information above should then be completed, and the Agreement should then be forwarded to _______ (___________) via email.  The Participant may modify this beneficiary designation by submitting the change in writing to the Company.  Beneficiary designations are not effective until received by the Company.  If no beneficiary is designated, then except as may be provided in the Plan, any benefits due hereunder following the death of the Participant will be paid to the Participant’s estate.

The RSUs granted above are subject to all restrictions, terms and conditions set forth in the ADTRAN, Inc. 2020 Employee Stock Incentive Plan.  In the event of any inconsistency between this Agreement and the Plan, the provisions of the Plan shall govern.  The Participant has received a copy of the Plan’s prospectus, including a copy of the Plan.  The Participant agrees to the terms of this Agreement, which may be amended only upon a written agreement signed by the parties hereto or as otherwise permitted by the Plan.

If there are any questions regarding the RSUs, please refer to the Plan or contact __________.

ADTRAN, INC.

[Name of Officer]

Title:_________